                                                                      EXHIBIT 12


                     THE HERTZ CORPORATION AND SUBSIDIARIES
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                    (In Thousands of Dollars Except Ratios)


                                   Unaudited


                                                                        Years Ended December 31,
                                                 -----------------------------------------------------------------
                                                      1993         1992          1991          1990         1989
                                                    --------     --------      --------      --------     --------
Income before income taxes                          $102,450     $ 31,769      $  4,212      $ 22,699     $  8,390


Interest expense                                     256,718      310,481       314,264       324,623      273,311


Portion of rent estimated to
   represent the interest factor                      76,298       86,079        76,200        58,147       48,992
                                                     -------      -------       -------       -------      -------


Earnings before income taxes
   and fixed charges                                $435,466     $428,329      $394,676      $405,469     $330,693
                                                     =======      =======       =======       =======      =======


Interest expense (including
   capitalized interest)                            $256,866     $310,538      $314,397      $325,145     $274,203


Portion of rent estimated to
   represent the interest factor                      76,298       86,079        76,200        58,147       48,992
                                                     -------      -------       -------       -------      -------


Fixed charges                                       $333,164     $396,617      $390,597      $383,292     $323,195
                                                     =======      =======       =======       =======      =======


Ratio of earnings to fixed
   charges                                               1.3          1.1           1.0           1.1          1.0
                                                         ===          ===           ===           ===          ===





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